EXHIBIT 99.1

PRESS RELEASE OF INTERNATIONAL PAPER COMPANY

DATED DECEMBER 15, 2005

INTERNATIONAL PAPER PLAZA

400 ATLANTIC STREET

STAMFORD, CT 06921

News Release

Media Contacts:	Amy Sawyer, 203-541-8308

Investor Contacts:	Darial Sneed, 203-541-8541 Brian Turcotte, 203-541-8632

International Paper President Rob Amen To Retire

STAMFORD, Conn. — Dec. 15, 2005 — International Paper (NYSE: IP) Chairman and Chief Executive Officer John Faraci said today that Rob Amen, president, has announced his decision to retire from the company after a brief transition period.

Amen has worked for International Paper for 26 years in a number of capacities, including assignments in many of the company’s businesses. “Rob has been a friend and colleague and we will miss having him as part of our senior leadership team,” Faraci said. “Rob has played a significant role in developing IP’s global strategy and, more recently, in helping us shape our transformation strategy. I thank him for his years of outstanding service to the company and wish him every success in the future.”

Commenting on his decision to leave, Amen said, “I feel especially good about the people of IP and my role in helping them grow. Indeed, this past year has been enormously exciting and I’m confident IP is on a path to success. After a lot of thought, I concluded this was the right time for me to pursue my longer term goal of leading a company. I will genuinely miss my colleagues, but look forward to watching IP’s future success.”

Headquartered in the United States, International Paper (http://www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative® (SFI) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality.

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